Exhibit 99.3

Quanterix Announces New Agreements with Lilly to Advance Alzheimer’s Disease Diagnosis and Treatment

License agreement provides Quanterix access to Lilly’s P-tau217 antibody technology, creating pathway for plasma-based biomarkers for use in Alzheimer’s disease

Establishes framework for future collaboration and supports development of Quanterix tests to advance diagnosing and treating life-threatening diseases

Billerica, Mass. – March 1, 2022 — Quanterix Corporation (NASDAQ: QTRX), a company digitizing biomarker analysis to advance the science of precision health, today announced it has entered into a collaboration with Eli Lilly and Company (Lilly) to advance the diagnosis, monitoring and treatment of Alzheimer’s disease. As part of the collaboration, Quanterix will receive a non-exclusive, world-wide license to Lilly’s proprietary P-tau217 antibody technology for potential near-term use in research use only products and services, and future in vitro diagnostic applications. The parties have also entered into a collaboration agreement, which establishes a framework for future projects focused on the development of Simoa® immunoassays. As part of this agreement, Lilly will fund $11 million of development with the Quanterix Accelerator group this year. The other financial terms were not disclosed.

These new agreements represent a commitment to advance blood-based biomarkers into routine clinical use. Plasma biomarkers have recently emerged as potential tools to speed clinical trial enrollment, improve clinical trial outcomes, eliminate the invasive techniques required to monitor drug efficacy and lower clinical trial costs. The initial collaboration under the agreements is expected to be focused on P-tau217, a blood-based biomarker that has shown diagnostic promise for early Alzheimer’s detection.

For Alzheimer’s disease, current diagnostic testing techniques, including PET imaging and lumbar punctures, are often difficult to obtain, more invasive and late. Both Quanterix and Lilly see the compelling value of plasma-based diagnostic tools to broaden access to testing, facilitate earlier Alzheimer’s disease diagnosis, identify candidates for emerging therapeutics and monitor disease progression with a simple blood test. These tests can help address the urgent need of patients, their families, physicians and the broader healthcare system.

“We’re thrilled to collaborate with Lilly in developing innovative diagnostics solutions to revolutionize the diagnosis and treatment of Alzheimer’s,” said Kevin Hrusovsky, Chairman and Chief Executive Officer, Quanterix and Founder of Powering Precision Health. “Our collaboration leverages Lilly’s advanced antibody technology with the ultra-sensitive Simoa technology, which we believe has the potential to identify Alzheimer’s early in the pathology, potentially before the onset of severe symptoms – a concept we call ‘neurodiagnostic therapy.’ We believe this collaboration has the potential to advance the field of Alzheimer’s research, treatment and diagnostics”

“Lilly has a long-standing commitment to patients and their families globally suffering from Alzheimer's disease and other forms of dementia,” said Mark Mintun, Lilly Senior Vice President, Research and Development – Neuroscience, and President of Avid Radiopharmaceuticals. “We’re excited about continuing our collaboration with Quanterix and combining Lilly’s P-tau217 and Quanterix’ Simoa technologies to propel the development of plasma-based biomarkers to facilitate Alzheimer’s disease diagnosis and enable access to treatment.”

Last year, Lilly presented new data from the Phase 2 TRAILBLAZER-ALZ study at the Alzheimer’s Association International Conference generated through Quanterix’ highly sensitive Simoa technology. The study utilized the Simoa HD-X platform and assays developed by Quanterix using Lilly’s proprietary antibody technology to measure P-tau217, and reported a significant reduction in plasma levels of phosphorylated tau protein after treatment with donanemab, its investigational therapy for Alzheimer’s disease.

About Quanterix

Quanterix is a company that’s digitizing biomarker analysis with the goal of advancing the science of precision health. The company’s digital health solution, Simoa, has the potential to change the way in which healthcare is provided today by giving researchers the ability to closely examine the continuum from health to disease. Quanterix’ technology is designed to enable much earlier disease detection, better prognoses and enhanced treatment methods to improve the quality of life and longevity of the population for generations to come. The technology is currently being used for research applications in several therapeutic areas, including oncology, neurology, cardiology, inflammation and infectious disease. The company was established in 2007 and is located in Billerica, Massachusetts. For additional information, please visit https://www.quanterix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "may," "will," "expect," "plan," "anticipate," "estimate," "intend" and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements in this news release are based on Quanterix’ expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Factors that may cause Quanterix’ actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Quanterix’ filings with the U.S. Securities and Exchange Commission, including the "Risk Factors" sections contained therein. Except as required by law, Quanterix assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Contacts

Media Contact:

PAN Communications

Paige Romine, 321-652-8370

quanterix@pancomm.com